UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2025

TON Strategy Company
(Exact Name of Registrant as Specified in Charter)

Nevada	001-38834	90-1118043
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3024 Sierra Juniper Ct
Las Vegas, Nevada	89138
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (855) 250-2300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	TONX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure.

On September 5, 2025, TON Strategy Company (the “Company”) furnished on its website a corporate presentation (the “Presentation”) alongside the first “Chairman’s Message” of an anticipated series from Manuel Stotz, Executive Chairman of the Company’s Board of Directors, and issued a related press release. Copies of the Presentation and press release are attached hereto as Exhibits 99.1 and 99.2, respectively, and incorporated herein by reference.

Item 8.01. Other Events.

The Company announced as part of the Presentation that the Company’s previously stated Toncoin holdings, which equate to approximately 217 million Toncoin, represent approximately 4.23% of the total supply of Toncoin. The Company also announced a goal to increase its Toncoin holdings to more than 5% of the total supply.

As previously disclosed, the Company’s TON treasury strategy includes accumulating Toncoin, enabling it to generate sustainable staking rewards to initiate, manage, and grow its Toncoin exposure in a cash flow positive manner. The staking process involves the Company locking up Toncoin to help secure and stabilize TON. In exchange for Toncoin holders staking their tokens, they receive rewards in the form of Toncoin on a daily basis, creating revenue and cash flow opportunities. Staking can be accomplished in multiple ways, including through self-staking, staking through a third party for a fee, and staking for others to generate higher yields and fees.

The Company also announced as part of the Presentation that during the remainder of 2025 and 2026 it may consider (i) developing or purchasing its own proprietary staking infrastructure for both itself and for third parties, (ii) tokenizing its stock on the TON blockchain, and (iii) supporting TON’s open-source software development ecosystem.

Forward-Looking Statements

This Current Report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the future Company’s Toncoin holdings, its TON treasury strategy and the execution thereof, potential staking activities, and the Company’s strategic plans for 2025 and 2026. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. Important factors that may affect actual results or outcomes include, but are not limited to: the ability of the Company to successfully execute its business plan, including risks related to Toncoin and the digital asset industry; the Company’s implementation of its TON treasury strategy and its ability to achieve the intended benefits thereof; and other risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 filed with the Securities and Exchange Commission (the “SEC”), and in the Company’s subsequent filings with the SEC. These forward-looking statements speak only as of the date hereof, and the Company disclaims any obligation to update these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Disclosure Channels to Disseminate Information

Company investors and others should note that the Company announces material information to the public about the Company, its strategy and other items through a variety of means, including on the Company website (https://www.tonstrat.com/), the investor relations and email alerts subscription sections thereof, its filings with the SEC, press releases, public conference calls, webcasts, and its various social media accounts in order to achieve broad, non-exclusionary distribution of information to the public. The Company encourages its investors and others to review the information it makes public in the locations below as such information could be deemed to be material information.

The Company posts information about the Company (which may or may not be material) via the following social media accounts: the Company’s Telegram handle (@tonstrat) and its X.com handle (@tonstrat). Mr. Stotz posts information about the Company (which may or may not be material) through his social media accounts, including his X.com handle (@ManuelStotz). The social media channels used by the Company and Mr. Stotz may be updated by the Company and Mr. Stotz, respectively, from time to time.

Although the Company does not intend for its social media accounts to be its primary method of disclosure for material information, it is possible that certain information the Company posts on its social media accounts may be deemed material to investors. Therefore, the Company is notifying investors, the media and other interested parties that it uses the aforementioned social media accounts, together with its investor relations website, traditional press releases, and filings with the SEC, to publish important information about the Company, including information that may be deemed material to investors. The Company encourages investors, the media and other interested parties to review the information it posts on its aforementioned investor relations website and social media channels, in addition to information announced by the Company through its filings with the SEC, press releases, webcasts and other presentations.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
99.1	Chairman’s Message, dated September 5, 2025
99.2	Press Release, dated September 5, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 5, 2025	TON Strategy Company

	By:	/s/ Veronika Kapustina
	Name:	Veronika Kapustina
	Title:	Chief Executive Officer